Financial News Release

CONTACTS:
Danny Herron	Annie Leschin/Vanessa Lehr
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
danny.herron@aei.com	ir@aei.com

ADVANCED ENERGY ANNOUNCES $50 MILLION CREDIT AGREEMENT
Fort Collins, Colo., October 15, 2012 - Advanced Energy Industries, Inc. (Nasdaq: AEIS) today announced that it has entered into a $50 million, five-year credit agreement with Wells Fargo Bank, N.A. This agreement will provide Advanced Energy access to a new revolving line of credit secured by accounts receivable and inventory. The credit facility can be used for general working capital, capital expenditures and acquisitions, and may be increased by $25 million subject to lender commitments and other conditions.
“As we continue to execute on our strategic plan, this new line of credit will serve as a solid foundation for future growth and offer an additional source of liquidity for working capital requirements. This facility will provide us with additional flexibility as we explore a variety of organic and inorganic opportunities across our markets,” said Garry Rogerson, Chief Executive Officer.
Detailed information regarding the credit agreement and the other transactions contemplated in the credit agreement is included in the Company's Current Report on Form 8-K dated October 15, 2012, as filed with the Securities and Exchange Commission.

About Advanced Energy
Advanced Energy (Nasdaq: AEIS) is a global leader in innovative power and control technologies for high-growth, thin-film manufacturing and solar-power generation. Advanced Energy is headquartered in Fort Collins, Colorado, with dedicated support and service locations around the world. For more information, go to www.advanced-energy.com.